EXHIBIT 99.1

***FOR IMMEDIATE RELEASE***

Exult Announces First Quarter 2003 Results

• Net income of $3.9 million, or $0.03 per diluted share, compared to a loss of

$6.6 million, or $0.06 per diluted share, in Q1 2002

• Revenue increase of 20.1% to $114.1 million compared to Q1 2002

• Signing of $585 million in new business, including a $500 million comprehensive

HR outsourcing contract with BMO Financial Group

• Cash flow from operations of $9.5 million and free cash flow of $3.2 million

IRVINE, Calif., April 24, 2003 – Exult, Inc. (Nasdaq: EXLT), the leading provider of integrated HR Business Process Outsourcing to Global 500 companies, today announced net income for the first quarter of 2003 of $3.9 million, or $0.03 per diluted share, as compared to a net loss of $6.6 million, or $0.06 per diluted share, for the year ago quarter. The improvement in net income was primarily related to improved gross margin from operationally mature contracts, as well as the benefits of cost reductions implemented over the course of 2002 and the improved efficiency of the Exult Service Delivery Model (“ESDMSM”).

The Company also reported that revenue for the first quarter ended March 31, 2003 was $114.1 million. This represents a 20.1% increase over revenue of $95.0 million for the same period in the prior year. This increase primarily reflects the ramp up of revenue under the Prudential Financial and International Paper Company contracts.

Additional Highlights

•	Announced the signing in April 2003, of a CDN$750 million (approximately US$500 million), 10-year contract with BMO Financial Group for comprehensive HR outsourcing services

•	Entered into the Canadian marketplace via anchor client BMO Financial Group

•	Announced the signing of a $85 million learning management addition to the existing International Paper Company outsourcing contract signed in October of 2001

•	Made substantial progress in the build-out of the Company’s client service center in India

“We are extremely pleased with our first quarter results and with the addition of another blue chip client, BMO Financial Group, as well as the International Paper

Company contract extension for learning services,” said Jim Madden, founder, chairman, president and CEO. “This demonstrates the strength of our business and our excellent growth prospects. The market for Human Resource Business Process Outsourcing (“HR BPO”) continues to evolve and presents a significant business opportunity. Our strategy is to continue to deliver high quality service to our existing clients and strengthen our position in the industry, while enhancing efficiency through our Exult Service Delivery ModelSM infrastructure, including our MultiDeliverySM operational methodology comprising multi-process, multi-center, and BPO MultiShoreSM capabilities.”

The Company’s first quarter income from operations was $3.1 million, an improvement of $10.3 million from the first quarter of 2002, due to substantial improvement in gross margin from maturing contracts and continued improvements in the ESDMSM. As anticipated, first quarter revenue declined $7.5 million compared to the fourth quarter of 2002 due primarily to reduced third party revenue and a smaller change related to contract estimates. For the first quarter of 2003, Exult recorded gross profit of $11.4 million, or 9.9% of revenue, compared to a gross profit of $1.2 million in the year ago quarter. Gross profit improved primarily due to increased volume, improved efficiency of the Exult Service Delivery ModelSM and increased contribution from gainshare. The gross margin contribution rate from the revised basket of all contracts that have reached operational stability (including all outsourcing contracts as of December 31, 2002) was 13.9% in the 2003 first quarter, representing an increase of 3.5 percentage points compared to the same calculation for the fourth quarter of 2002. Selling, General and Administrative (“SG&A”) expenses for the first quarter of 2003 totalled $8.3 million, or 7.3% of revenue, a decrease of $0.1 million and as a percentage of revenue a decline of 1.6 percentage points compared to the prior year quarter. Net income did not reflect any provision for income tax due to the availability of net operating loss carryforwards. Beginning with the first quarter of 2003, the Company has reclassified the presentation of its Consolidated Statements of Income to eliminate the separate line item “Depreciation and Amortization” and re-classify the amounts formerly included in that line item into Cost of Revenue and SG&A expense for both the current and prior year results. The Company believes that this is a preferable method of presentation, and the change has no effect on income from operations or net income.

The Company reported cash and investments totaling $129.1 million as of the end of the first quarter of 2003, as compared to $128.1 million as of year-end 2002. The increase in cash reflects in part the improvement in cash flow from operations for the first quarter of 2003. The Company had 33 days sales outstanding of accounts receivable as of the end of the first quarter of 2003, reflecting a more normative amount as compared to 23 days in the year ago quarter.

Summary & Business Outlook

“Overall, we feel very good about our results and accomplishments,” said Madden. “We continue to be optimistic about the HR BPO marketplace, and Exult’s leadership position. For the second quarter of 2003, we expect revenue of $114 to $118 million. We anticipate earnings per share of $0.03 to $0.04 and cash flow from operations to be positive. For the calendar year 2003, we expect revenue of $465 to $485 million and earnings per share of $0.14 to $0.18, and to deliver positive cash flow from operations every quarter.” The implementation of the Company’s new service center in Mumbai remains on track, with initial process take-on expected in the second quarter of 2003.

Exult will be holding a conference call to discuss Q1 and full year results today at 5:00PM EST (2:00 PM PST). All interested parties may access the call from Exult’s website at www.exult.net. Please log in to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay or transcript of the call will be available shortly after the call on the Company’s website. In addition, this release is available under the “News and Insights” tab on Exult’s website.

About Exult

Exult, Inc. is the market leader in HR business process outsourcing for Global 500 corporations, with headquarters in Irvine, California and client service centers in the U.S., Europe, and India. Through its proprietary Exult Service Delivery ModelSM, Exult offers comprehensive, scalable process management solutions designed to transform and manage clients’ entire human resource departments. Exult uses its HR process expertise, MultiDeliverySM shared client service centers, expert HR consulting capabilities and its myHRSM web-enabled applications to help Global 500 corporations enhance human capital productivity, reduce costs, streamline processes and provide superior HR services to their employees. Visit Exult’s web site at www.exult.net.

For further information:

Investor Relations:

Michael F. Henn, CFO	Peter Hargittay
Exult, Inc.	Hargittay Group, Inc.
949/856-8800	949/856-8899
investor.relations@exult.net
Media Contacts:
Alexandra Gallo
Director, Global Communications
949/856-8638
alexandra.gallo@exult.net

Certain Terms, Including Non-GAAP Financial Measures

The term “cash flow from operations” is equivalent to net cash provided by (used in) operating activities. The term “free cash flow” represents net cash provided by (used in) operating activities less expenditures for fixed asset purchases and direct contract costs, and less expenditures for client contract related intangible assets. Exult provides information on its free cash flow because it believes that this financial measure provides useful information about the effects of its operations on its cash balances.

Forward Looking Statement

Statements in this press release or the related conference call referenced herein about the Company’s anticipated performance, including revenue, margin, cash flow, cash balance and profit expectations; development and application of the Company’s Exult Service Delivery ModelSM operational capabilities, including transition and transformation of client processes to the Company’s systems, productivity improvements, and cost savings from strategic initiatives; duration, size, scope and revenue expectations associated with client contracts; and new business are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Exult is still developing its service capabilities and must transition client processes on schedule and transform these processes to reduce delivery cost while meeting contractual service level commitments. Exult must meet performance standards and client contracts permit reduction or early termination under various circumstances. Financial performance targets might not be achieved due to various risks, including slower-than-expected process transitions or business development, or higher-than-expected costs to meet service commitments or sign new contracts. Exult’s cash consumption may exceed expected levels if profitability does not meet expectations, strategic opportunities require cash investments, or growth exceeds current expectations. Frontlog is estimated based upon various assumptions, is subject to change, and is not necessarily indicative of what new business Exult may sign. Income tax liabilities will begin to reduce net income when the Company’s tax loss carryforwards are exhausted. More information about Exult’s risks is available in Exult’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.”

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2002	March 31, 2003
		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$42,846	$56,349
Short-term investments	85,206	72,757
Accounts receivable, net	28,587	41,844
Prepaid expenses and other current assets	26,350	26,278

Total Current Assets	182,989	197,228
Fixed Assets and Direct Contract Costs, net	54,105	54,660
Intangible Assets, net	37,564	37,525
Other Assets, net	19,738	20,394

Total Assets	$294,396	$309,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,683	$22,577
Accrued liabilities and other	31,759	39,528
Current portion of long-term obligations	2,862	2,767

Total Current Liabilities	52,304	64,872

Long-Term Obligations, net of current portion	12,794	11,849

Commitments and Contingencies
Stockholders’ Equity:
Common stock	11	11
Additional paid-in capital	424,505	424,941
Deferred compensation	(1,928)	(1,638)
Accumulated other comprehensive income:
Cumulative translation adjustments	1,285	952
Unrealized gain on investments	891	374
Accumulated deficit	(195,466)	(191,554)

Total Stockholders’ Equity	229,298	233,086

Total Liabilities and Stockholders’ Equity	$294,396	$309,807

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2002	2003
Revenue	$95,017	$114,136
Cost of Revenue	93,867	102,785

Gross profit	1,150	11,351
Selling, General and Administrative Expense	8,415	8,288

Income (loss) from operations	(7,265)	3,063
Investment and Interest Income, net	641	849

Income (loss) before provision for income taxes	(6,624)	3,912
Provision for Income Taxes	—	—

Net income (loss)	$(6,624)	$3,912

Net Income (Loss) per Common Share:
Basic	$(0.06)	$0.04

Diluted	$(0.06)	$0.03

Weighted Average Number of Common Shares Outstanding:
Basic	104,592	106,378

Diluted	104,592	113,891

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(6,624)	$3,912
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities —
Depreciation and amortization	4,760	6,114
Changes in operating assets and liabilities —
Accounts receivable, net	(3,881)	(13,257)
Prepaid expenses and other current assets	(8,263)	72
Accounts payable	4,506	4,894
Accrued liabilities and other	(6,733)	7,769

Net cash provided by (used in) operating activities	(16,235)	9,504

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Fixed Asset Purchases and Direct Contract Costs	(5,049)	(5,334)
Expenditures for Client Contract Related Intangible Assets	(13,600)	(1,000)
Purchases of Investments	(145,358)	(29,370)
Proceeds from Investments	85,207	41,302
Change in Other Assets	(590)	(738)

Net cash provided by (used in) investing activities	(79,390)	4,860

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock	1,643	436
Payments on Long-Term Obligations	(474)	(1,040)

Net cash provided by (used in) financing activities	1,169	(604)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(462)	(257)

Net Increase (Decrease) in Cash and Cash Equivalents	(94,918)	13,503
Cash and Cash Equivalents, beginning of period	144,357	42,846

Cash and Cash Equivalents, end of period	$49,439	$56,349